Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-36795; Form S-8 No. 333-36199; Form S-8 No. 33-68862; Form S-8 No. 333-09663; Form S-8 No. 333-63434; Form S-8 No. 333-63436 and Form S-8 No. 333-63438) of Merrimac Industries, Inc. of our report dated March 29, 2004, with respect to the consolidated financial statements and schedule of Merrimac Industries, Inc. for the year ended January 3, 2004, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

MetroPark, New Jersey

March 29, 2006